Exhibit 10.71
CONFIDENTIAL-SPECIAL HANDLING
October 2, 2007
Joel Hackney
315 Meadowmont Lane
Chapel Hill, NC 27517
Dear Joel:
I am delighted to confirm your new role as President, Enterprise Solutions of Nortel Networks Corporation (“NNC”) and Nortel Networks Limited (“NNL”), reporting directly to me, effective September 19, 2007. This letter updates and replaces the terms and conditions of your offer letter dated December 13, 2005 (the “Prior Letter”). You will continue to be employed by Nortel Networks Inc. (“NNI”). NNC and/or NNL and/or any subsidiary, including NNI, where applicable, are collectively referred to herein as Nortel. NNC and/or NNL and/or any subsidiary, where applicable, are collectively referred to herein as Nortel.
The initial key responsibilities and focus of this position have been discussed and communicated to you. We look forward to you playing a key role in this area, and should you have any further questions, I would be pleased to review them with you. Further, it is important for you to realize that if you accept this position that as a senior executive of Nortel you will be expected to perform and represent Nortel at exemplary levels utilizing the highest of standards. You will see examples of these expectations in this letter.
Salary
Your base salary will be USD$500,000 calculated on a per annum basis and will be paid to you bi-weekly. Generally, salaries are reviewed on an annual basis, typically in the first fiscal quarter, in accordance with various evaluation processes and market-driven guidelines.
Incentive Award
You will continue to be eligible to participate in the Nortel Networks Limited Annual Incentive Plan pursuant to its terms and conditions, with a target cash award of 100% of your base salary.
Long Term Incentives
You will continue to be eligible to receive long term incentives in Nortel’s discretion and in accordance with the applicable plan. The current long term incentives available for award are stock options, restricted stock units and/or performance stock units. The Compensation and
Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com

Human Resources Committee (the “CHRC”) of the Boards of Directors of NNC and NNL has the sole discretion to approve any equity mix.
Recoupment of Incentive Based Compensation
It is not anticipated in the normal course of events that you will have to re-pay Nortel for any incentive based compensation payments received during your employment tenure with Nortel. However, if the CHRC determines that you have committed intentional misconduct which contributes, directly or indirectly, to an error in financial information that materially affects the value of any incentive compensation realized by you, Nortel is entitled to issue proceedings to recover damages against you in respect of any losses incurred or as a result of or in connection with that intentional misconduct. Nortel may recoup any incentive compensation as an advance against such damages, whether or not proceedings are issued by Nortel. Incentive compensation payments that Nortel may recoup include all sales and incentive compensation, equity-based compensation, bonus payments and any matching pension plan payments made by Nortel. For further information please refer to the CHRC Policy Regarding Recoupment of Incentive Compensation.
Benefits
Your current entitlements under Nortel’s employee benefit plans will not change as a result of your new position. You will continue to be entitled to five weeks of vacation per annum. Vacation is accrued monthly at the rate of 2.08 days per month of employment.
We periodically review benefit plans, as well as compensation programs, and make modifications, including enhancements and reductions as we deem appropriate.
Your current participation in the Capital Accumulation and Retirement Program will not change as a result of you new position. You should be aware, however, of changes effective January 1, 2008.
All of our retirement programs are periodically reviewed and changes may result to the programs.
Change in Control
You will continue to be eligible to participate in the Change In Control Plan (“CIC”) as a Tier 1 Executive. The provision of payments and benefits to you under CIC will make you ineligible to receive payments and benefits described under all Involuntary Separation headings.
Involuntary Separation
Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com

You will continue to be eligible for the following involuntary separation benefits: notwithstanding the employment relationship described in the paragraph of this letter entitled Employment Relationship, if Nortel initiates your separation of employment, you will be provided in lieu of any other payment or benefit with the following: the equivalent of eighteen months base salary paid bi-weekly, the opportunity to continue health, life insurance and AD&D benefits coverage in which you are then enrolled for one year following your employment termination (“Severance Period”) at active employee rates, and the acceleration of vesting of your new hire stock option grant awarded on December 9, 2005 and your new hire restricted stock units awarded on December 9, 2005 to immediately prior to your termination of employment. However, the foregoing payments and benefits will not be provided to you if your separation of employment arises out of conduct and/or inaction by you that are not in the best interests of Nortel. Additionally, the provision of any such payments and benefits will be conditioned upon your execution of a separation agreement, which will be prepared by Nortel and will contain, among other things, a full and final release of claims and a covenant not to compete against Nortel or solicit its employees during the Severance Period.
Reporting Insider
You will continue be designated a Reporting Insider under applicable Canadian securities legislation and a Section 16 Officer under applicable United States securities legislation with respect to trades of securities of NNC.
Share Ownership Guidelines
As a senior executive you will continue to be expected under the Share Ownership Guidelines to own common shares of NNC equivalent to 300% of your base salary within five years from the effective date of this role change. We strongly believe that it is important for senior executives to have this commitment. As a result, we review progress against these guidelines on a regular basis.
You will also be required to hold 50% of all settled vested equity awards (including stock options, restricted stock units and performance stock units) remaining after the payment of taxes and administrative fees associated with the award and the vesting thereof towards the maintenance and achievement of the Share Ownership Guidelines.
Senior Executive Duties
As stated earlier in this letter, as a senior executive of Nortel, you are expected to perform your responsibilities at an exemplar level while displaying the highest standards. As a result, during your employment you are expected, by way of example, to:
Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com

(a)	faithfully and diligently perform such duties and exercise such powers consistent with your position as may from time to time be assigned to or vested in you by Nortel or the Nortel Boards;

(b)	comply with all reasonable and lawful requests made by Nortel or the Nortel Boards;

(c)	use your best endeavours to promote and protect and extend the business, reputation, welfare and the interests of Nortel;

(d)	be familiar with and act in a manner consistent with Nortel’s Code of Business Conduct (more fully described herein);

(e)	be familiar with and comply with Nortel policies and procedures relevant to your role or your actions as an employee; and

(f)	report to the Nortel Boards any matters of concern that come to your attention, it being your duty to report any acts of misconduct, dishonesty, breach of company rules or breach of any of the rules of any relevant regulatory bodies committed, contemplated or discussed by any Nortel employee or a third party. Nortel will keep confidential whatever is reported save as required by law or a court or authority of competent jurisdiction.
Code of Business Conduct
Nortel’s Code of Business Conduct is extremely important. As an industry leader and innovator, we have always strived to take a lead in setting out ethical guidelines for our employees, which we consider essential to the long-term success of Nortel. These guidelines are contained within the Code of Business Conduct. By signing this letter, you will continue to be required to comply with the Code of Business Conduct and Nortel’s policies and procedures.
Section 409A of the U.S. Internal Revenue Code
All benefits and payments to be made to you hereunder will be provided or paid to you in compliance with all applicable provisions of section 409A of the U.S. Internal Revenue Code of 1986 as amended, and the regulations issued thereunder (“the Section 409A Rules”). Compensation under this agreement which does not otherwise specify a payment date will be distributed within two and one half months of the taxable year in which vested. The parties also agree that this letter may be modified, as reasonably requested by either party, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, the Section 409A Rules in connection with, the benefits and payments to be provided or paid to you hereunder. Notwithstanding the foregoing or anything to the contrary contained in any other provision of this letter, if you are a “specified employee” within the meaning of the Section 409A Rules at the time of your “separation from service” within the meaning of the Section 409A Rules, then any payment otherwise required to be made to you under this letter on account of your separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under the Section 409A Rules) is properly treated as deferred compensation subject to the Section 409A Rules, shall not be made until the first business day after (i) the expiration of six months from the date of your separation from service, or (ii) if earlier, the date of your death (the “Delayed Payment
Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com

Date”). On the Delayed Payment Date, there shall be paid to you or, if you have died, to your estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.
Tax Conflict Review for Board Appointed Officers
As a Board appointed officer, you will continue to participate in Nortel’s Executive Tax Conflict Review Program. Under the terms of this program, your personal income tax return will be prepared or reviewed by our designated tax provider.
Executive Travel Services
You will continue to be eligible for executive travel reservation services while in the position of President, Enterprise Solutions. This service is accessible by a dedicated travel telephone #ESN 830-4698, externally (613) 274-4698.
Employment Relationship
You understand and agree that your employment with Nortel will be on an “at will” basis. Nothing herein, including such “at will” basis, will, however, adversely affect or limit the contractual obligations of Nortel created hereby.
I look forward to continuing to work with you and believe you will find your new position to be a challenging and rewarding experience.
If you are in accord and in agreement with the terms of this letter, please indicate your acceptance by signing and returning one copy of this letter to Leila Wong, Director, Executive and Equity Compensation, via fax to 905-863-2316 or ESN 333-2316, and retain the other for your files.
Sincerely,
/s/ Mike Zafirovski
Mike Zafirovski
President and Chief Executive Officer
Accepted this 13th day of December, 2007
J. Joel Hackney, Jr.

Signature: /s/ J. Joel Hackney, Jr.
Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com